Exhibit 1.2

Dakota Real Estate Investment Trust

Selling Agency Agreement for Beneficial Interests

Class A Voting Shares and Class B Non-Voting Shares

This Selling Agency Agreement (the “Agreement”) is made as of this 25th day of August, 2017, by and between DAKOTA REAL ESTATE INVESTMENT TRUST, a North Dakota Business Trust with its principal office at 3003 32nd Avenue South, Suite 250, Fargo, North Dakota, 58103 (the “Trust”), and the securities broker/dealer executing this Agreement (“Selling Agent”) with its principal office at the address specified on the signature page hereof.

Background of the Agreement

Whereas, the Trust has filed an Offering Statement (the “Offering Statement”) on Form 1-A with the Securities and Exchange Commission (the “SEC”) as well as applications (the “Applications”) for qualification of the offering of the securities described in the Offering Statement with the North Dakota Securities Department and certain other state agencies that regulate the offer and sale of securities to investors domiciled in their state (the “Departments”).  The securities subject to the Offering Statement and the filings with the Departments are Beneficial Interests in the Trust which are denominated as Class A shares or Class B shares (respectively the “Class A Shares” and the “Class B Shares” and collectively the “Shares”); and,

Whereas, the offer and issuance of the Shares are intended to be exempt from the registration requirements of the Securities Act of 1933, as amended, and Regulation A thereunder (collectively the “Securities Act”), and are intended to be qualified for offering and issuance to investors domiciled in a limited number of states (individually a “Jurisdiction” and, collectively, the “Jurisdictions”); and

Whereas, Selling Agent is a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”) and with the Departments having regulatory authority over the Jurisdictions within which Selling Agent will seek to solicit subscriptions for the Shares; and

Whereas, the Trust desires to engage the Selling Agent and other similarly registered broker-dealers to solicit subscriptions to purchase the Shares from qualified investors pursuant to the terms of this Agreement and Selling Agent is willing to undertake such engagement on a non-exclusive basis.

Terms of the Agreement

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                                      The Trust represents and warrants to Selling Agent that:

(a) The Trust will use its best efforts to have the Offering Statement be cleared by the SEC and for the Applications to be approved by the Departments.  The Trust will provide to the Selling Agent copies of the final Offering Statement following its clearance by the SEC and all post-effective amendments thereto during the term of this Agreement.

(b) The final Offering Statement (and any post-effective amendment thereof) will fully comply with the provisions of the Securities Act and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, however, the Trust makes no representations or warranties as to the information contained in or omitted from the Offering Statement or any amendment in reliance upon and in conformity with information furnished in writing to the Trust by or on behalf of the Selling Agent or other selling agents engaged by the Trust.

(c) EideBailly LLP has been engaged by the Trust to audit certain of the financial statements of the Trust included in the Offering Statement and is an independent accountant with respect to the Trust as may be required by the Act.

(d) The financial statements filed with or as part of the Offering Statement present fairly the financial position, results of operations and changes in financial position of the Trust at the respective dates and for the respective periods indicated, all in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The Trust has no material contingent obligations that are not disclosed in the Offering Statement.

(e) The Shares conform to the description contained in the Offering Statement and are duly and validly authorized for issuance by the Trust.

(f) The Trust is a duly organized and validly existing trust in good standing under the laws of the state of North Dakota.

(g) The Trust will send to each subscriber a written confirmation of acceptance of their subscription and the Trust will return subscription funds received by the Trust to the extent a subscription is not accepted.  The Trust will provide a copy of confirmation and returns of funds to the Selling Agent.

2.                                      The Trust hereby appoints the Selling Agent, on a non-exclusive and best efforts basis, to be a selling agent of the Trust to solicit subscriptions from prospective qualified investors to acquire Shares at a price of $14.90 per share.  The Trust retains, in its sole and absolute discretion, the right to accept or decline subscriptions solicited by the Selling Agent in full or in part.  The Selling Agent hereby accepts such appointment and acknowledges that the Trust has appointed Dakota REIT Management, LLC as the Trust’s representative to manage the solicitation efforts of the selling agents appointed by the Trust.  The solicitation efforts with respect to the offering will not be made until the Offering Statement is cleared by the SEC and the Department for a Jurisdiction in which a solicitation is to be made has approved the Trust’s application.  The appointment will terminate on the earlier of (i) notice of termination by either party to the other party; or (ii) completion of the offering of the Shares.

3.                                      The Selling Agent shall solicit subscriptions for not less than $50,000 in gross proceeds with respect to the Class A Shares and subscriptions for not less than $25,000 in gross proceeds with respect to the Class B Shares.  The Selling Agent shall solicit subscriptions from individuals and entities the Selling Agent believes are residents of or domiciled in a Jurisdiction the Department for which has approved the Application.  The Selling Agent shall solicit subscriptions from individuals and entities the Selling Agent believes have either:

(a) annual gross income of at least $70,000 and a net worth of at least $70,000 (exclusive of the value of the investor’s residence, furnishings and automobiles); or

(b) a net worth of at least $250,000 (exclusive of the value of the investor’s residence, furnishings and automobiles).

4.                                      The Selling Agent agrees, represents and warrants to the Trust as follows:

(a) Selling Agent agrees to solicit subscriptions for the Shares in accordance with the terms and conditions of this Agreement and in compliance with the rules and practices of FINRA, the SEC and the

Departments with which the Selling Agent is registered.  This Agreement will become effective only upon clearance by the SEC that the Offering Statement;

(b) Selling Agent and all of its registered representatives are validly registered with FINRA, the SEC and the Departments with which the Selling Agent is registered, and are authorized under existing federal and state laws to offer the Shares as contemplated hereby;

(c) In soliciting subscriptions, Selling Agent will make no statements in contradiction to the information in the Offering Statement, will fully comply with the provisions of the Act, and will not make any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading;

(d) Selling Agent will not offer for sale, or sell, these shares to anyone to whom it would be illegal to offer or sell the Shares and will not submit any subscription earlier than five days after delivery to the subscriber of the Offering Circular;

(e) in the 180 days preceding the execution of this agreement, the Selling Agent has received no cash or non-cash compensation from the Trust and except for the compensation contemplated in Section 8, hereof, the Selling Agent will not seek any compensation for acting hereunder; and

(f) the Selling Agent Schedule on the signature page hereof sets forth:  (i) the Selling Agent’s CRD Number, (ii) the name, title and contact information for the representative of the Selling Agent to be disclosed to FINRA’s Corporate Finance Department in connection with such department’s review of the offering arrangements under this agreement, and (iii) the names and contact information for the registered representatives of the Selling Agent who may participate in the offering of the Shares.

5.                                      The parties will promptly advise the other party and confirm in writing the happening of any event, or the threat or initiation of any action or proceeding, that would impair or prevent the offering of the Shares, including any stop orders, suspension or other regulatory orders.  The parties agree that they will not settle or conclude any regulatory action without first consulting with the other party in good faith.

6.                                      The Trust will be responsible for paying all costs and expenses relating to the preparation and filing with the SEC of the Offering Statement, including the preparation, printing and the Offering Circular contained therein (a “Circular”) and all amendments thereto, all filing and registration fees and costs, and all legal, accounting, printing and filing fee expenses in connection therewith.  The Trust will also be responsible for paying all costs and expenses relating to the submission of the terms of the offering to FINRA.

7.                                      Selling Agent will be responsible for paying all of its solicitation costs and expenses in connection with the offering, including travel, telephone, and other expenses incurred by its registered representatives.  Selling Agent will be responsible for all its internal costs and expenses in connection with review by FINRA and any broker/dealer regulations of a Department.

8.                                      As a compensation for its services hereunder, Selling Agent will receive payment totaling 8% of the proceeds of all sales of Shares with respect to which the subscription was solicited by the Selling Agent.  All payments to the Selling Agent will be rounded down to the nearest penny.  No compensation will be due the Selling Agent with respect to subscriptions solicited by another selling agent and Trust may distribute and sell Shares without payment of compensation to the Selling Agent as follows:

(a)                                 To limited partners of the UPREIT who or which elect to receive Shares in lieu of payment of distributions by the UPREIT units for Trust shares;

(b)                                 To members of the Trust’s board of trustees members and officers or employees of the Trust and the Trust’s Advisor;

(c)                                  To current Trust shareholders under the Trust’s Dividend Reinvestment Plan (“DRIP”) and

(d)                                 To such other persons with whom the Trust’s officers directly negotiate an acquisition of Shares not involving Selling Agent or any other broker/dealer.

9.                                      Upon reasonable request by Selling Agent, the Trust will provide to Selling Agent and Selling Agent’s counsel all documents and information related to the Trust’s affairs, including but not limited to property reports, asset valuations, financial reports, and records of the meetings of the Trust’s Board of Trustees and the unit holders of the Trust.

10.                               Any notice to be given under this Agreement will be deemed properly given three days after the same is deposited postage prepaid with the United States Postal Service for First Class or Priority Delivery to the following:

If to the Trust:	With a copy to:

George Gaukler	Jim Knutson
Dakota REIT	Dakota REIT Management, LLC
3003 32nd Ave., S., Suite 250	3003 32nd Ave. S., Suite 250
Fargo, ND 58103	Fargo, ND 58103

Telephone: (701) 239-6879	Telephone: (701) 239-6879

If to the Selling Agent:

the address set forth below the Selling Agent’s execution of this Agreement

11.                               The Trust hereby agrees to indemnify and hold Selling Agent harmless from all claims, demands, liabilities and expenses arising out of or based on any of the representations, warranties or agreements made by the Trust herein or arising out of or based upon any untrue statement or alleged statement of any material facts contained in the Offering Statement, a Circular, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Trust will reimburse Selling Agent for any legal or other expenses reasonably incurred in connection with investigation or defending any such loss, claim, demand, damage, liability or action as such expenses are incurred.

12.                               Selling Agent hereby indemnifies and holds the Trust harmless from all claims, demands, liabilities and expenses arising out of or based on any of the representations, warranties or agreements made by the Selling Agent herein or arising out of or based upon any untrue statement or alleged statement by Selling Agent or its registered representatives of any material facts made by the Selling Agent, or any of its registered representatives in the solicitation of subscriptions for the Shares, or arising out of or based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements made not misleading.  Selling Agent will reimburse the Trust for any legal or other expenses reasonably incurred in connection with investigation or defending any such loss, claim, demand, damage, liability or action as such expenses are incurred.

13.                               This agreement will be binding upon and will inure to the benefit of the parties, their successors and assigns, however it may not be assigned by either party without the written consent of the other party.  This Agreement will be governed by and construed in accordance with the laws of the State of North Dakota.  It may not be changed or modified except by means of a writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Dakota Real Estate Investment Trust		Gardner Financial Services, Inc.
(the “Trust”)		(the “Selling Agent”)

By	/s/ Jim Knutson	By	/s/ Larry Bumgardner
Its Executive Vice President		Its President

with and address of:
8421 Wayzata Blvd., Suite 350
Minneapolis, MN 55426

Selling Agent Schedule

Selling Agent CRD # 2100

Name and Title of Selling Agent’s FINRA Review Contact Larry Bumgardner - President

Review Contacts email address Larry@gardnerfinancialmn.com Telephone Number (952) 935-4601

Registered Representatives Who May Participate:

Name	CRD #	Email	Telephone Number
Troy Narum	257958	Troy@gardnerfinancialmn.com	(701) 261-1107
Darrel “Bud” McCroskey	1056953	Bud@gardnerfinancialmn.com	(701) 361-1877
Wendy Wallen	4178870	Wendy@gardnerfinancial.com	(701) 356-2205
Darrell “Duane” Talge	3199921	Duane@gardnerfinancialmn.com	(701) 356 - 2208